PROSPECTUS SUPPLEMENT NO. 3

(To Prospectus Dated March 15, 2021)

FREEDOM INTERNET GROUP INC.

2,156,319 Shares

This prospectus supplement no. 3 supplements the prospectus dated March 15, 2021 (as supplemented on March 19, 2021 and June 15, 2021), relating to the resale or other disposition from time to time of up to 2,156,319 shares of common stock by the Selling Stockholders named in the prospectus. You should read this prospectus supplement in conjunction with the prospectus.

Quarterly Report on Form 10-Q

On September 14, 2021, we filed a Quarterly Report on Form 10-Q with the U.S. Securities and Exchange Commission. A copy of such report is also being provided to you along with this prospectus supplement.

You should carefully consider matters discussed under the caption “Risk Factors” beginning on page 4 of the prospectus, along with the additional risk factors discussed in this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 14, 2021.